Exhibit 99.1

Risks Related to Our Business and Industry

Following the occurrence of two thermal events related to our battery packs in June and August 2023, respectively, we identified an issue with a single component in the battery packs in our Class 8 Tre battery-electric vehicles (“BEV”). In August 2023, we announced a voluntary recall of 209 of our BEV trucks. We may incur significant expenses as a result of these events and there can be no assurance as to when we will be able to resume production of our BEV trucks. As a result, our brand, business, results of operations, financial condition and cash flows may be adversely affected.

On August 11, 2023, we announced a voluntary recall of approximately 209 BEV trucks as a precautionary measure, as a result of the preliminary results of battery pack thermal event investigations. A coolant leak inside a single battery pack was found to be the probable cause of the previously announced truck fire at our headquarters in Phoenix, Arizona on June 23, 2023. We believe these findings were further corroborated by a minor thermal incident that impacted one pack on an engineering validation truck parked at our Coolidge, Arizona plant on August 10, 2023. Internal investigations from our safety and engineering teams indicate a single supplier component within the battery pack as the likely source of the coolant leak. We filed a voluntary recall with the National Highway Traffic Safety Administration on August 15, 2023 and have placed a temporary hold on new sales of new BEV trucks. Recalls may result in significant expenses, and involve the possibility of lawsuits and other regulatory actions, and diversion of management attention and other resources, any of which could adversely affect our brand, business, results of operations, financial condition and cash flows.

While efforts are underway to provide a field remedy, we may incur significant expenses in our efforts to fix or obtain a replacement for the component that we believe to have caused these thermal incidents. In addition, there can be no guarantee as to when we will be able to repair our existing inventory of BEV trucks so that they may be sold or resume production of our BEV trucks. If costs related to these events are higher than we expect or we are unable to sell our existing inventory or resume production of our BEV trucks on a timely basis, our business, results of operations (including our ability to meet our previously stated expectations regarding deliveries for the remainder of 2023) and financial condition may be adversely impacted.